Exhibit 2.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made and entered into as of June 5, 2017 (the “Execution Date”), by and among SYMBID CORP., a Nevada corporation with its principal office located at Marconistraat 16, 3029 AK Rotterdam, The Netherlands (“Parent”); SINCERITY AUSTRALIA PTY LTD., a proprietary corporation limited by shares formed under the laws of Australia with its registered office located at 18 Yarra Street, South Yarra, V1C 3141 (the “Company”); and the sole member/shareholder of the Company listed on Exhibit A, attached hereto (the “Company Shareholder”). The Parent, the Company and the Company Shareholder are each a “Party” and referred to collectively as the “Parties”.

RECITALS

WHEREAS, this Agreement contemplates Parent’s acquisition of the Company (the “Acquisition”) through a share exchange in which Parent shall acquire all of the outstanding capital stock of the Company consisting of 10,000 ordinary shares (the “Ordinary Shares” or the “Company Stock”) from the Company Shareholder in exchange for 45,210,076 post-split shares (the “Acquisition Shares”) of common stock of Parent, par value $0.001 per share (the “Common Stock” or the “Parent Common Stock”), and:

WHEREAS, prior to the closing of the Acquisition, the Parent will effect a 60:1 reverse split on its Common Stock (the “Reverse Split”) and change its name to Sincerity Applied Materials Holdings Corp.; and

WHEREAS, simultaneously with the closing of the Acquisition, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of $250,000 (the “Minimum Amount”) and a maximum of $500,000 (the “Maximum Amount”) of units of securities of Parent (the “Units”) consisting of senior secured convertible notes (the “Notes”) and common stock purchase warrants (the “Warrants”) at a purchase price of $10,000 per Unit (the “Purchase Price”) upon the terms and subject to the conditions of a subscription agreement in the form of Exhibit B attached hereto (the “Subscription Agreement”); and

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Acquisition, are fair to and in the best interests of the Company and the Company Shareholder, (b) approved and declared advisable this Agreement and the transaction contemplated hereby, including, without limitation, the Acquisition, (c) directed that this Agreement be submitted to the Company Shareholder for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Acquisition, by the Company Shareholder; and

WHEREAS, the Board of Directors of the Parent has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Acquisition, are fair and in the best interests of the Parent and its stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Acquisition; and

WHEREAS, prior to the Effective Time (as defined in Section 1.2), Parent shall (i) obtain and deliver to the Company letters of resignation from each of Parent’s officers and directors, effective as of the Effective Time (as defined in Section 1.2), and (ii) cause the individuals set forth on Schedule 1.6 hereto to have been appointed as the officers and/or directors of Parent effective as of the Effective Time; and

WHEREAS, prior to Closing (as defined in Section 1.2), Parent shall dissolve all of its existing subsidiaries and contemporaneously with the Closing, the Parent shall discontinue its existing business, such that immediately following the Closing Parent shall have no pre-Acquisition operating assets or liabilities.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1  DESCRIPTION OF THE ACQUISITION.

1.1  The Acquisition.

(a)                 Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company Shareholder whose name is set forth on Exhibit A hereto hereby irrevocably contributes, transfers by assignment pursuant to Section 40 of the Company’s Constitution, and delivers to Parent (i) the 10,000 Ordinary Shares held by such Company Shareholders as legal and beneficial owner; and (ii) any and all rights associated with such Ordinary Shares held by such Company Shareholder, in exchange for 45,210,076 Acquisition Shares. The Acquisition Shares shall be issued subsequent to the Reverse Split and shall represent post-Reverse Split shares.

(b)                 Exclusive of the Reverse Split, if, during the period from the Execution Date through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to number of Acquisition Shares to be issued to the Company Shareholder.

(c)                 Without undue delay after the Effective Time (but in any event within five (5) Business Days following the Effective Time), Parent shall cause the Acquisition Shares issuable pursuant to Section 1.1(a) to be issued to the Company Shareholder. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or authorized by applicable law to close.

1.2  Closing; Effective Time of the Acquisition. The consummation of the Acquisition (the “Closing”) shall take place at the offices of CKR Law LLP, 1330 Avenue of the Americas, 14th floor, New York, NY 10019, immediately following the satisfaction or waiver of the closing conditions set forth in Sections 5.2 and 5.3. The date on which the Closing actually takes place is referred to as the “Closing Date” and the time at which the Closing actually takes place is referred to as the “Effective Time”.

1.3  Actions at the Closing. At the Closing:

(a)                 the Company shall deliver to the Parent the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2; and

(b)                 the Parent shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent pursuant to Sections 5.1 and 5.3.

1.4  Dissenting Shares. As the Company Shareholder owns all of the outstanding capital stock of the Company, there shall be no “Dissenting Shares” with respect to the Acquisition. For purposes of this Agreement, “Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company stockholder who has not voted such Company Stock in favor of the adoption of this Agreement and the Acquisition and with respect to which appraisal shall have been duly demanded and perfected in accordance with the Nevada Revised Statutes and not effectively withdrawn or forfeited prior to the Effective Time.

1.5  Company Options, Warrants and Convertible Securities. As of the Execution Date and the Effective Time, the Company does not have and shall not have any outstanding options, warrants or other securities exercisable for or convertible into shares of Company Stock.

1.6  Directors and Officers

(a)                 At or prior to the Closing, the Board of Directors of Parent shall take the following actions, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent the persons identified on Schedule 1.6 hereto; and (ii) appoint as the officers of Parent those persons identified on Schedule 1.6 hereto. All of the persons serving as directors of Parent immediately prior to the Closing shall resign in conjunction with the election of the new directors, and all of the persons serving as officers of Parent immediately prior to the Closing shall resign in conjunction with the appointment of the new officers.

(b)                 The provisions of this Section 1.6 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of Parent as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of Parent shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of Parent and applicable law.
1.7  No Further Rights. From and after the Effective Time, the Company Shareholder shall cease to have any rights with respect to the Company Stock, other than the right to receive Acquisition Shares in connection with the Acquisition.

1.8  Exemption from Registration; Rule 144

The Parent and the Company intend that the Acquisition Shares to be issued to the Company Shareholder, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

1.9  Tax Consequences. For U.S. federal income Tax purposes, the Acquisition is intended to constitute a transaction described in Section 351(a) of the Internal Revenue Code of 1986 (the “Code”), and the parties will report the Acquisition as such for U.S. federal income Tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Acquisition to fail to qualify as a transaction described in Section 351(a) of the Code.

1.10  Parent’s Acceptance of the Ordinary Shares. At the Effective Time, Parent shall accept the contribution, transfer, assignment and delivery of the Ordinary Shares under Section 1.1(a).

1.11  Further Action. If, at any time after the Effective Time, any further action is determined by Parent and the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Company with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Company and Parent shall be, to the extent permitted by law, fully authorized (in the name of the Company and otherwise) to take such action. If, at any time after the Effective Time, any further action is determined by Parent and the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full right, title and possession of the Ordinary Shares, the officers and directors of the Company and Parent shall be, to the extent permitted by law, fully authorized (in the name of Parent and otherwise) to take such action. Following the Effective Time, the Company Shareholder agrees to take all reasonable action requested by Parent or the Company in order to approve any of the actions described herein on behalf of the Company or to vest Parent with full right, title and possession of the Ordinary Shares.

1.12  Registration Rights. The Company Shareholder acknowledges that Parent shall close the Private Placement Offering of Units at the Effective Time pursuant to which the investors in such Private Placement Offering will enter into a registration rights agreement with Parent in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Parent that the statements contained in this Section 2 are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Section 2, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Section 2. For purposes of this Section 2, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Company and the accountants and attorneys of the Company.

2.1  Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Australia. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company is not in default under or in violation of any provision of its Certificate Of Incorporation, as amended to date, or its Bylaws, as amended to date, and any comparable organizational documents, or under any Material Contract (as defined below), except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company.

2.2  Capitalization.  As of the Execution Date and the Effective Time, the authorized capital stock of the Company consists and will consist of 10,000 Ordinary Shares. As of the Execution Date and the Effective Date, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, the Company’s outstanding capital stock consists of and will consist of 10,000 Ordinary Shares. No other shares of any type or class are issued and outstanding, and no shares of any type or class are held in the treasury of the Company. As of the Execution Date and the Effective Time, the Company has no and will have no other securities issued and outstanding including, but not limited to, common stock purchase warrants, stock options, convertible notes or other securities exercisable for or convertible into Company Stock or other Company securities. All of the issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid, nonassessable and, effective as of the Execution Date and the Effective Time, are and will be free of all preemptive rights, and have been or will have been issued in accordance with applicable laws, including but not limited to, the Corporation Act 2001 (Australia). There are no outstanding or authorized Company securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of Company Stock or pursuant to which any outstanding Company Stock is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Ordinary Shares of the Company were issued in compliance with applicable securities laws.

2.3  Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement and (a) the approval of the Acquisition by the vote of stockholders of the Company required by Australia law and (b) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Acquisition is fair and in the best interests of the Company and the Company Shareholder, (ii) adopted this Agreement in accordance with the provisions of the Corporation Act 2001 (Australia), and (iii) directed that this Agreement and the Acquisition be submitted to the Company Shareholder for its adoption and approval and resolved to recommend that the Company Shareholder vote in favor of the adoption of this Agreement and the approval of the Acquisition. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of the Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4  Non-contravention.  Subject to the receipt of Company Consents, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or comparable organizational documents of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any material assets of the Company other than the Security Interest applicable to the Notes or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past practice (including with respect to frequency and amount).

2.5  Subsidiaries.  The Company does not have on the Execution Date, and at the Effective Time, will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein.

2.6  Compliance with Laws.  The Company:

(a)                 and the conduct of its operations, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)                 has complied with all applicable securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c)                 has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d)                 is not and has not, and the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any governmental agency having regulatory authority over such entity or person or alleging a violation of securities laws.

2.7  Financial Statements.  The Company has provided or made available to the Parent: (a) the compiled balance sheet of the Company (the “Company Compiled Balance Sheet”) at June 30, 2016 (the “Company Compiled Balance Sheet Date”), and the related income statements for the years ended June 30, 2016 and 2015 (collectively, the “Company Compiled Financial Statements”) The Company Compiled Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.

2.8  Absence of Certain Changes.  Since the Company Compiled Balance Sheet Date, and except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

2.9  Undisclosed Liabilities.  To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Compiled Balance Sheet, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Balance Sheet Date in the ordinary course of business, (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement.

2.10  Off-Balance Sheet Arrangements.  The Company is not a party to, and has no commitments to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Super 8-K.

2.11  Tax Matters.

For purposes of this Agreement, the following terms shall have the following meanings:

i.      “Taxes” means all taxes, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

ii.      “Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(a)                 Except as set forth in Section 2.11 of the Company Disclosure Schedule, the Company has filed all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all material Taxes that were due and payable in accordance with the Tax Returns. The unpaid Taxes of the Company for tax periods through the Company Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Interim Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer other than the Company (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)                 To the knowledge of the Company, no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or threatened or contemplated. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

2.12  Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted. Except as set forth in the Notes, no assets of the Company (tangible or intangible) are or will be subject to any Security Interest on the Execution Date or at the Effective Time.

2.13  Owned Real Property.  The Company does not own any real property.

2.14  Real Property Leases.  Section 2.14 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.14 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Company Disclosure Schedule:

(a)                 the lease or sublease is a legal, valid, binding and enforceable obligation of the Company and is in full force and effect;

(b)                 the lease or sublease will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(c)                 neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;

(d)                 the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)                 to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.15  Contracts.

(a)                 Section 2.15 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Company Subsidiary is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

i.      any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $100,000 per annum and (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

ii.      any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $100,000 per annum, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase goods or services exclusively from a certain party;

iii.     any agreement which, to the knowledge of the Company, establishes a material joint venture or legal partnership;

iv.     any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

v.      any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

vi.     any employment agreement or consulting agreement which provides for payments in excess of $200,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

vii.     any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Parent);

viii.    any agreement or commitment for capital expenditures in excess of $100,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $500,000 in the aggregate for all projects);

ix.      any other agreement required to be filed as an exhibit to the Super 8-K;

x.       any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company; and

xi.      any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $100,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b)                 The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.15 of the Company Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.15 of the Company Disclosure Schedule: (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation, or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be a legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity, or to be in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

2.16  Accounts Receivable.  All accounts receivable of the Company reflected on the Company Compiled Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of any reserve for bad debts on the Company Compiled Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Compiled Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Compiled Balance Sheet.

2.17  Insurance.  The Company maintains insurance policies (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

2.18  Litigation.  As of the Execution Date, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company.

2.19  Employee Benefits Plans.  The Company maintains no employee benefit plans including equity incentive plans or similar plans.

2.20  Environmental Matters.

(a)                 The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)                 To the knowledge of the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

(c)                 To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.21  Legal Compliance.  The Company and the conduct and operation of its business, is in compliance with each Law applicable to the Company, or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22  Permits.  The Company has all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect, and except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, no such Permit will cease to be in full force and effect as a result of the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

2.23  Certain Business Relationships with Affiliates.  Except as listed in Section 2.23 of the Company Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in and material to the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

2.24  Intellectual Property.  The Company owns no Intellectual Property. “Intellectual Property” means patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor and computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing.

2.25  Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.

2.26  Accountants.   Leaf Saltzman (the “Company Auditor”) is and has been throughout the periods covered by the Company Financial Statements to be provided pursuant to Section 4.5 (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. During the Company’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Company Auditor.

2.27  Brokers’ Fees.  Other than as set forth on Section 2.27 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28  Books and Records.  The minute books and other similar records of the Company made available to the Parent contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s stockholders board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.29  Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed or made available to the Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT.

The Parent represents and warrants to the Company that the statements contained in this Section 3 are, (unless otherwise stated to the contrary), true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Section 3, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Section 3. For purposes of this Section 3, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge which such person would have possessed had such person made reasonable inquiry of the accountants and attorneys of the Parent.

3.1  Organization, Qualification and Corporate Power.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its Articles of Incorporation and Bylaws. The Parent is not in default under or in violation of any provision of its Articles of Incorporation, as amended to date, or its Bylaws, as amended to date, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition , or results of operations of the Parent, provided that in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Acquisition; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

3.2  Capitalization.  Immediately prior to the Effective Time, and prior to giving effect to the issuance of the Acquisition Shares, the authorized capital stock of the Parent will consist of 290,000,000 shares of Parent Common Stock, $0.001 par value per share, of which approximately 3,122,259 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares will be outstanding. The Parent Common Stock is presently eligible for quotation and trading on the OTC Markets Group Inc. (“OTC Markets”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except as contemplated by the Transaction Documentation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with applicable federal and state securities laws. The Acquisition Shares, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3  Authorization of Transaction.  The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent of this Agreement and the agreements contemplated hereby (collectively, the “Transaction Documentation”), and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4  Noncontravention.  The execution and delivery by the of this Agreement or the Transaction Documentation, and the consummation by the Parent of the transactions contemplated hereby, will not (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent, (b) require on the part of the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or (e) violate any Laws applicable to the Parent, except for any violation which would not reasonably be expected to have a Parent Material Adverse Effect.

3.5  Subsidiaries.

(a)                 The Parent has no Subsidiaries other than Subsidiaries which are to be dissolved prior to the Effective Time.

(b)                 The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association other than Subsidiaries which are to be dissolved prior to the Effective Time.

3.6  SEC Reports and Prior Registration Statement Matters.  The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, which contained audited balance sheets of the Parent as of December 31, 2016, and the related statements of operation, changes in shareholder’s equity and cash flows for the two years then ended; and (b) Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, and (c) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initialed or threatened by the SEC.

3.7  Compliance with Laws.  The Parent:

(a)               and the conduct and operations of its business, are in compliance with each Law applicable to the Parent, or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)              has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c)              has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation;

(d)             is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws;

(e)             except as set forth in or contemplated by the Transaction Documentation, does not and will not at the Effective Time, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Acquisition and Private Placement Offering transactions, including brokers’ fees, and is not a party to any executory agreements; and

(f)               is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8  Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.9  Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.8.

3.10  Undisclosed Liabilities.  The Parent has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business, (c) liabilities related to the Acquisition and Private Placement Offering, and (d) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.11  Off-Balance Sheet Arrangements.  The Parent is not a party to, and has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent in the Parent’s published financial statements or other Parent Reports.

3.12  Tax Matters.

(a)                 Except as set forth in Schedule 3.12, the Parent has filed all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Parent has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its former subsidiaries are or were members. The Parent has paid all Taxes that were due and payable. The unpaid Taxes of the Parent for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. The Parent has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent. All Taxes that the Parent is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)                 Subject to Section 3.12(a), the Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries covering its last three completed fiscal years. No examination or audit of any Tax Return of the Parent by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. The Parent has not been informed by any jurisdiction that the jurisdiction believes that the Parent was required to file any Tax Return that was not filed. The Parent has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

3.13  Litigation.  As of the Effective Date, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent which, if determined adversely to the Parent, could have a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.13, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.14  Environmental Matters.  The Parent has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent.

3.15  Brokers’ Fees. The Parent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.16  Disclosure.  No representation or warranty by the Parent contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or the transactions contemplated by this Agreement.

3.17  Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Section 3 are qualified by “knowledge” or “belief,” the Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.18  Accountants.  Friedman LLP (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.19  Minute Books.   The minute books and other similar records of the Parent contains, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided or make available true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.20  Board Action.  The Parent’s Board of Directors (a) has determined that the Acquisition is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) adopted this Agreement in accordance with the provisions of the Nevada General Corporation Law.

SECTION 4.  COVENANTS

4.1  Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable including, without limitation, using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other Parties to consummate the Acquisition are satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)                 Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)                 The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required under this Agreement.

4.3  Super 8-K.  Promptly after the Effective Date, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days of the Closing Date and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4  Operation of Company Business.  Except as contemplated by this Agreement, during the period from the Execution Date to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Company, or any of its properties or assets and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Parent (which shall not be unreasonably withheld or delayed) and except as contemplated by this Agreement:

(a)                 issue or sell, or redeem or repurchase, any stock or other securities of the Company;

(b)                 split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)               create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)                 acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(e)                 mortgage or pledge any of its property or assets, or subject any such property or assets to any Security Interest;

(f)                 discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(g)                 amend its charter, by-laws or other organizational documents;

(h)                change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(i)                 enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(j)                 institute or settle any Legal Proceeding;

(k)              take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Acquisition set forth in this Agreement not being satisfied; or

(l)                 agree in writing or otherwise to take any of the foregoing actions.

4.5  Additional Company Financial Statements.  Prior to the Effective Time, the Company shall provide Parent with (a) the audited consolidated balance sheet of the Company (the “Company Audited Balance Sheet”) at June 30, 2016 (the “Company Audited Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the years ended June 30, 2016 and 2015 (collectively, the “Company Year-End Financial Statements”) and (b) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at March 31, 2017 (the “Company Interim Balance Sheet Date”) and the related statements of operations and cash flows for the nine-months ended March 31, 2017 (collectively, the “Company Interim Financial Statements” and together with the Company Audited Year-End Financial Statements, the “Company Financial Statements”). The Company Financial Statements shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and shall fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Exchange Act.

4.6  Reverse Stock Split and Name Change.  Prior to the Closing, Parent shall change its name to “Sincerity Applied Materials Holdings Corp.” and effect the 1:60 Reverse Split. In connection therewith, Parent shall file a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State and make all required filings and notifications with the Financial Industry Regulatory Authority.

4.7  Access to Company Information.

(a)                 During the period from the Execution Date to the Effective Time, the Company shall permit representatives of the Parent to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)              The Parent (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent or its directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent or its directors, officers, or employees, (C) which the Parent knew or to which the Parent had access prior to disclosure, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company, or (D) which the Parent rightfully obtains from a source other than the Company, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company.

4.8  Operation of Parent Business.  Except as contemplated by this Agreement, during the period from the Execution Date to the Effective Time, the Parent shall conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Parent or any of its properties or assets and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not, without the written consent of the Company:

(a)                 issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Acquisition and the Private Placement Offering;

(b)              split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except as contemplated by this Agreement;

(c)                 create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)                enter into, adopt or amend any Parent Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)              acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof) except as contemplated by this Agreement;

(f)                 mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)                discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)                amend its charter, by-laws or other organizational documents (except as contemplated hereby);

(i)                change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)                enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k)                 institute or settle any Legal Proceeding;

(l)                 take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Acquisition set forth in Article V not being satisfied; or

(m)               agree in writing or otherwise to take any of the foregoing actions.

4.9  Access to Parent Information.

(a)                 The Parent shall permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent.

(b)               The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent that is furnished to the Company by the Parent in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company, or its respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or its respective directors, officers, or employees, (C) which the Company knew or to which the Company had access prior to disclosure, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or (D) which the Company rightfully obtains from a source other than the Parent, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent.

4.10  Expenses.  The costs and expenses of the Parent and the Company (including legal and accounting fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, that in the event that the Acquisition and Private Placement Offering are consummated, such costs and expenses shall be payable at Closing from the proceeds of the Private Placement Offering.

4.11  Indemnification.

(a)                 The Parent shall not, and shall cause the Company not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws or comparable organizational documents of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)                 From and after the Effective Time, the Parent agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nevada law (and the Parent and the Company shall also advance expenses as incurred to the fullest extent permitted under Nevada law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c)                 The provisions of this Section 4.9 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the certificate of incorporation or bylaws of the Company or any contract or instrument or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.

4.12  Quotation of Acquisition Shares.  The Parent shall take whatever steps are necessary to cause the Acquisition Shares, and any shares of Parent Common Stock that may be issued in connection with or as the result of the Private Placement Offering to be eligible for quotation on the OTC Markets.

4.13  Parent Board; Amendment of Charter Documents.  The Parent shall, prior to the Effective Time, take such actions as are necessary to authorize the Parent’s Board of Directors to consist of three (3) members.

SECTION 5.  CONDITIONS TO CONSUMMATION OF ACQUISITION

5.1  Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Acquisition are subject to the satisfaction of the following conditions:

(a)                 the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents of (i) all of the members of its Board of Directors, and (ii) the Company Shareholder to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to the Parent;

(b)                 the Parent and the Company shall have completed all necessary legal due diligence to their reasonable satisfaction;

(c)                 the closing of at least the Minimum Amount of the Private Placement Offering shall have occurred, or shall occur simultaneously with the Closing, on the terms and conditions set forth in the Subscription Agreement; and

(d)                 each of the individuals set forth on Exhibit D to this Agreement shall have executed and delivered to the Parent an agreement substantially in the form of Exhibit E attached hereto (the “Lock-Up and No-Shorting Agreements”).

5.2  Conditions to Obligations of the Parent.  The obligation of the Parent to consummate the Acquisition is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)                 the Company shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)                  the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)                   the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)                 no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)                  the Company shall have delivered to the Parent a copy of the written consent of the Company Shareholder consenting to the Acquisition together with a certification from the Company Shareholder that the Company Shareholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act;

(f)                   the Company shall have delivered to the Parent a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

(g)                 the Company shall have delivered to the Parent a certificate, validly executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of the Company; (ii) the valid adoption of resolutions of the board of directors and the Company Shareholders (whereby this Agreement, the Acquisition and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the Company Shareholder); (iii) a good standing certificate from the Australia Securities Corporation dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(h)                 the Company shall have delivered to the Parent the financial statements required by Section 4.5 together with pro forma financial statements in respect of the Acquisition, all compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K.

5.3  Conditions to Obligations of the Company.  The obligation of the Company to consummate the Acquisition is subject to the satisfaction of the following additional conditions:

(a)                 the Parent shall have provided to the Company copies of the written consent of Parent’s Board of Directors to the execution, delivery and performance of this Agreement and/or the other Transaction Documentation, in form and substance reasonably satisfactory to the Company;

(b)                 the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are required on the part of the Parent pursuant to Section 4.2(a), except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)                 the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the Execution Date and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)                 the Parent shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)              no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)                 the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clause (b) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Parent) of this Section 5.3 is satisfied in all respects;

(g)                 the Parent shall have delivered to the Company a Parent Certificate, validly executed by Secretary of the Parent, certifying as to (i) true, correct and complete copies of its certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Parent (whereby this Agreement, the Acquisition and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the stockholders of Parent, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Nevada dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Parent executing this Agreement or any other agreement contemplated by this Agreement;

(h)                 the Company shall have received an official stockholder list from Parent’s transfer agent and registrar showing the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time; and

(i)              the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is authorized to consist of three (3) individuals, one of which shall be independent within the meaning of the NASDAQ Stock Market’s corporate governance rules, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following three (3) persons to serve as directors immediately following the Effective Time: Zhang Yiwen , as Chairman, Nils Ollquist and Zhang Leping, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Zhang Yiwen as Chief Executive Officer, Nils Ollquist as Chief Financial Officer, and Simon Rees as Chief Operating Officer.

SECTION 6.  DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
Acquisition	Recitals
Acquisition Shares	Recitals
Affiliate	2.15(a)(vii)
Agreement	Introduction
Business Day	1.1(c)
CERCLA	2.22(a)
Closing	1.2
Closing Date	1.2
Code	1.9
Contemplated Transactions	7.3
Company	Introduction
Company Audited Balance Sheet	4.5
Company Audited Balance Sheet Date	4.5
Company Audited Year-End Financial Statements	4.5
Company Auditor	2.26
Company Compiled Balance Sheet	2.7
Company Compiled Balance Sheet Date	2.7
Company Certificate	5.2(f)
Company Compiled Financial Statements	2.7
Company Confidential Information	4.5(b)
Company Consents	2.3
Company Disclosure Schedule	Section 2
Company Financial Statements	4.5
Company Interim Balance Sheet	4.5
Company Interim Balance Sheet Date	4.5
Company Interim Financial Statements	4.5
Company Material Adverse Effect	2.1
Company Shareholder	Introduction
Company Shares	Recitals
Contemplated Transactions	7.3
Defaulting Party	7.6
Dissenting Shares	1.4
Effective Time	1.2(b)
Environmental Law	2.20(a)
Exchange Act	1.8(b)
GAAP	2.7
Governmental Entity	2.4
Indemnified Executives	4.9(b)
Intellectual Property	2.24
Laws	2.4
Legal Proceeding	2.18
Maximum Amount	Recitals
Minimum Amount	Recitals
Non-Defaulting Party	7.6
Notes	Recitals
Ordinary Course of Business	2.4
Ordinary Shares	Recitals
OTC Markets	3.2
Parent	Introduction
Parent Auditor	3.18
Parent Certificate	5.3(g)
Parent Common Stock	Recitals
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Section 3
Parent Financial Statements	3.8
Parent Material Adverse Effect	3.1
Parent Reports	3.6
Party	Introduction
Permits	2.22
Private Placement Offering	Recitals
Reasonable Best Efforts	4.1
Registration Rights Agreement	1.12
SEC	1.8(a)
Securities Act	1.8(a)
Security Interest	2.4
Subsidiary	2.5(a)
Super 8-K	4.3
Tax Returns	2.11(a)(ii)
Taxes	2.11(a)(i)
Transaction Documentation	3.3
Units	Recitals

SECTION 7.  TERMINATION

7.1  Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

7.2  Termination for Failure to Close.  This Agreement shall automatically be terminated if the Closing Date shall not have occurred by July 7, 2017; provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time.

7.3  Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

7.4  Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Effective Time:

(a)                 by the Parent if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from Parent (to the extent such breach is curable) or (iii) as otherwise set forth herein; provided that Parent and Acquisition Subsidiary may not exercise the right in this Section 7.4(a) if it is then in breach of any provision of this Agreement; or

(b)                 by the Company if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Company (to the extent such breach is curable) or (iii) as otherwise set forth herein; provided that Company may not exercise the right in this Section 7.4(a) if it is then in breach of any provision of this Agreement;.

7.5  Effect of Termination or Default; Remedies.  In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

7.6  Remedies; Specific Performance.  In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

SECTION 8.  MISCELLANEOUS

8.1  Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Section 1 concerning issuance of the Acquisition Shares is intended for the benefit of the Company Shareholder and (b) the provisions in Section 4.11 concerning indemnification are intended for the benefit of the Indemnified Executives and their successors and assigns.

8.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.5  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

8.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7  Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders: Sincerity Australia Pty Ltd. 18 Yarra Street South Yarra V1C 3141Attn: Mr. Zhang Yiwen, CEO	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, NY 10019 Attn: Scott Rapfogel Facsimile: (212) 259-8200
If to the Parent (prior to the Closing): Symbid Corp. Marconistraat 16 3029 AK Rotterdam, The Netherlands Attn: Korstiaan Zandvliet, President & CEO	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, NY 10019 Attn: Scott Rapfogel Facsimile: (212) 259-8200

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

8.9  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11  Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of New York and the US District Court for the Southern District of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.12  Waiver Of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.13  Survival. None of the representations or warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time.

8.14  Construction.

(a)                 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)                 Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Acquisition Agreement as of the date first above written.

PARENT:

SYMBID CORP.

By:
/s/ Korstiaan Zandvliet
Name:  Korstiaan Zandvliet
Title:  President

COMPANY:

SINCERITY AUSTRALIA PTY LTD.

By:
/s/ Zhang Yiwen
Name:  Mr. Zhang Yiwen
Title:  CEO

COMPANY SHAREHOLDER:
ZHANG FAMILY TRUST
MF & HP PTY LTD [TRUSTEE]

By: /s/ Yin Ting
Name: Ms. Yin Ting